EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 23, 2012, relating to the financial statements and financial highlights which appear in the November 30, 2011 Annual Report to Shareholders of Delaware Dividend Income Fund, Delaware Small Cap Value Fund and Delaware Small Cap Core Fund (constituting Delaware Group Equity Funds V), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 26, 2012